Exhibit 99.2

Navistar International Corporation	P : 331-332-5000	W : navistar.com
2701 Navistar Dr.
Lisle, IL 60532 USA

Media Contact:	Karen Denning, 331-332-3535
Investor Contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR NAMES LEWIS B. CAMPBELL EXECUTIVE CHAIRMAN

AND INTERIM CHIEF EXECUTIVE OFFICER

Company Announces Daniel C. Ustian Is Retiring

Also Promotes Troy A. Clarke to President and Chief Operating Officer

LISLE, Ill., August 27, 2012 – Navistar International Corporation (NYSE: NAV) today announced that the Board of Directors has appointed Lewis B. Campbell, former Chairman, President, and Chief Executive Officer of Textron Inc., Executive Chairman of the Board of Directors and interim Chief Executive Officer. Daniel C. Ustian has informed the Board that he is retiring as Chairman, President, and Chief Executive Officer, effective immediately. He is concurrently leaving the Board of Directors. The Company also announced that it has promoted Troy A. Clarke, currently President of Truck and Engine operations at Navistar, to the position of President and Chief Operating Officer of Navistar.

“Lewis Campbell is a high-caliber executive who brings to Navistar deep and broad strategic, technical and operational skills and a proven track record of leadership with global industrial companies – including twenty-four years of experience in product design, engineering and manufacturing in General

Motors’ automotive, trucking and component businesses and seventeen years in senior leadership positions at Textron including more than 10 years as Chairman, President and CEO. We are very pleased to have him join the team,” said Michael N. Hammes, Navistar’s independent Lead Director. “We are also pleased to promote Troy Clarke to President and COO in recognition of the significant contributions he has made in challenging assignments since joining the Company in early 2010. Our Board and management are aligned around a clear path forward, and we are confident that under the leadership of Lewis and Troy, Navistar will make continuing progress in executing its near-term strategic priorities, driving growth and creating shareholder value.” Hammes added, “We appreciate Dan’s many contributions and accomplishments during his 37-year career at Navistar. Under his leadership, Navistar’s revenue grew from approximately $7.7 billion to approximately $14 billion as the Company significantly expanded its global reach and diversified its product portfolio, including the addition of Navistar’s military business. We thank Dan for his dedicated service and wish him all the best in the future.”

“I am honored to join the Board of Navistar in the new role of Executive Chairman and to serve as CEO,” Campbell said. “I look forward to working with Navistar’s strong leadership team and talented employees, as we continue to take steps to provide dealers and customers with best-in-class products, enhance the Company’s competitive position, and build on Navistar’s platform for generating profitable growth. At the appropriate time, we will conduct a search for a long-term CEO, which will include internal and external candidates.”

Lewis Campbell, 66, served as Chairman of Textron Inc., a $12 billion publicly traded industrial company, from 1999 to 2010, Chief Executive Officer from 1998 to 2009 and President for most of the period from 1994 to 2009. Under Campbell’s leadership Textron successfully underwent a significant transformation to increase efficiency of operations, consolidate manufacturing facilities, outsource non-core operations and increase new product development. Campbell initially joined Textron as Chief Operating Officer in 1992. Prior to joining Textron, Campbell spent 24 years at General Motors Co., where he served in a variety of roles including Vice President and General Manager, Flint Automotive Division for Buick/Oldsmobile/Cadillac, as well as Vice President and General Manager, GMC Truck. Campbell holds a B.S. in mechanical engineering from Duke University.

Campbell currently serves on the Board of Directors of Bristol-Myers Squibb Company (NYSE: BMY), where he has been Lead Independent Director since 2008. He is also a member of the Board of Directors of Sensata Technologies Holding N.V. (NYSE: ST) and the Board of Trustees of Noblis, Inc., a not-for-profit science, technology and strategy organization.

Prior to his appointment as President of Truck and Engine operations at Navistar, Clarke, 57, served as President of the Company’s Asia Pacific operations. Clarke joined Navistar in January 2010 as Senior Vice President, Strategic Initiatives. Previously, Clarke spent more than 35 years with General Motors Co. where he served in a variety of roles, including President of General Motors North America, President and Managing Director of GM’s Mexico operation, Vice President of Manufacturing and Labor Relations, and President of GM Asia Pacific. He has a B.S. in mechanical engineering from General Motors Institute, as well as an M.B.A. from the University of Michigan.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Cautionary Statement Regarding Forward-Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section27A of the Securities Act of 1933, as amended, Section21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2011 and quarterly reports for fiscal 2012. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.